Exhibit 4.1

THIRD AMENDMENT TO
AMENDED AND RESTATED RIGHTS AGREEMENT

This Third Amendment to Amended and Restated Rights Agreement, dated as of March 5, 2012 (this “Amendment”) is between Westmoreland Coal Company, a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc. (the “Rights Agent”).

WITNESSETH

WHEREAS, the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) were parties to that certain Amended and Restated Shareholder Rights Agreement, dated February 7, 2003, as amended by the First Amendment to the Amended and Restated Shareholder Rights Agreement, dated May 2, 2007, and as later amended by the Second Amendment to the Amended and Restated Shareholder Rights Agreement, dated March 4, 2008 (collectively, the “Rights Agreement”); and

WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company may remove Computershare Trust Company, N.A. as rights agent upon 30 days’ notice in writing and shall appoint a successor rights agent; and

WHEREAS, the Company desires the Rights Agent to replace Computershare Trust Company, N.A. as rights agent and the Rights Agent agrees to accept such obligations and responsibilities; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent, if approved by the Board of Directors of the Company (the “Board”) are permitted to amend the Rights Agreement; and

WHEREAS, the parties now desire to amend the Rights Agreement as set forth in this Amendment; and

WHEREAS, pursuant to a resolution duly adopted, the Board authorized and directed the execution and delivery of this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

A.               The Rights Agent shall be Broadridge Corporate Issuer Solutions, Inc.

B.                Section 1(g) shall be amended and restated in its entirety as follows:

““Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.”

C.                Section 1(h) shall be amended and restated in its entirety as follows:

““Close of Business” on any given date shall mean 5:00 p.m., Philadelphia, Pennsylvania time, on such date, provided, however, that if such date is not a Business Day, it shall mean 5:00 p.m., Philadelphia, Pennsylvania time, on the next succeeding Business Day.”

D.               The second, third and fourth sentences of Section 2 shall be deleted in their entirety.

E.               The proviso in Section 3(d) shall be amended and restated in its entirety as follows:

“ provided, however, that with respect to certificates issued for Common Stock (including certificates issued upon transfer or exchange of Common Stock) between February 7, 2003 and the date of the Third Amendment to the Amended and Restated Rights Agreement, but prior to the earlier of the Distribution Date, the Redemption Date or the Final Expiration Date, the first sentence of such legend shall be replaced with the following:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Amended and Restated Rights Agreement between Westmoreland Coal Company and EquiServe Trust Company, N.A., dated as of February 7, 2003 (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on the file at the principal executive offices of Westmoreland Coal Company.

“ provided, further, however, that with respect to certificates issued for Common Stock (including certificates issued upon transfer or exchange of Common Stock) after the date of the Third Amendment to the Amended and Restated Rights Agreement, but prior to the earlier of the Distribution Date, the Redemption Date or the Final Expiration Date, the first sentence of such legend shall be replaced with the following:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Amended and Restated Rights Agreement between Westmoreland Coal Company and Broadridge Corporate Issuer Solutions, Inc., dated as of February 7, 2003, as amended (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on the file at the principal executive offices of Westmoreland Coal Company.”

F.           Section 16(b) shall be amended and restated in its entirety as follows:

“after the Distribution Date, the Rights Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office or offices of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer reasonably acceptable to the Rights Agent and with the appropriate forms and certifications duly completed and fully executed;”

G.           The first sentence of Section 18(a) shall be amended and restated in its entirety as follows:

“The Company agrees to pay to the Rights Agent such reasonable compensation as shall be agreed in writing between the Company and the Rights Agent for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

H.              Section 18(b) shall be amended and restated in its entirety as follows:

“ The Rights Agent shall be protected and held harmless and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for the Preferred Shares or Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof.”

I.              The fifth sentence of Section 21 shall be amended and restated in its entirety as follows:

“Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation or trust company organized and doing under the laws of the United States or any State of the United States, in good standing, which is authorized under such laws to exercise corporate trust and/or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million or (b) an affiliate of an entity described in clause (a) of this sentence which has the necessary power and authority to perform the functions of the Rights Agent.”

J.               The address information for the Rights Agent set forth in Section 26 is hereby deleted in its entirety and replaced in its entirety with the following:

Broadridge Corporate Issuer Solutions, Inc.
1717 Arch Street
Suite 1300
Philadelphia, PA 19003
Attention: Corporate Actions Administrator

K.              Section 27 shall be amended and restated in its entirety as follows:

“The Company and the Rights Agent shall, if the Rights Agent so consents, and if approved by the Board, supplement or amend any provision of this Agreement without the approval of any holders of Right Certificates (or, prior to the Distribution Date, shares of Common Stock) in order to cure any ambiguity or to correct any defective provision contained herein. Prior to such time as any Person shall become an Acquiring Person, the Company and the Rights Agent shall, if the Rights Agent so consents, and if approved by the Board, supplement or amend any provision of this Agreement in any manner, including the Purchase Price, without the approval of any holders of Right Certificates (or, prior to the Distribution Date, shares of Common Stock). From and after such time as any Person shall become an Acquiring Person, the Company and the Rights Agent shall, if the Rights Agent so consents, and if approved by the Board, supplement or amend this Agreement without the approval of any holders of Right Certificates (i) in any manner which such Board may approve as necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person) and (ii) until such time as the Rights are not then redeemable, to lengthen any time period relating to when the Rights may be redeemed. Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Section 1(a) and/or Section 3(a), in each case, to a percentage not less than the greater of (x) any percentage greater than the largest percentage of the outstanding shares of Common Stock then known by the Company to be beneficially owned by any Person (other than the Company, any Subsidiary of the Company or any employee benefit plan of the Company or any Subsidiary of the Company or any Person organized, appointed or established by the Company or any Subsidiary of the Company or holding shares of Company Stock for or pursuant to the terms of any such plan) and (y) 10%. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent, if the Rights Agent so consents to such supplement or amendment, shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of shares of Common Stock.”

L.              Exhibit B (Form of Right Certificate) is hereby amended by: (i) deleting the reference therein to “Amended and Restated Rights Agreement, dated as of February 7, 2003” and substituting therefor “Amended and Restated Rights Agreement, dated as of February 7, 2003, as amended”; (ii) deleting the reference therein to “EquiServe Trust Company, N.A.” and substituting therefor “Broadridge Corporate Issuer Solutions, Inc.”; and (iii) deleting the reference therein to “New York City” and substituting therefor “Philadelphia, Pennsylvania.”

M.              The first sentence of the thirteenth paragraph of Exhibit C (Summary of Rights to Purchase Preferred Shares) shall be amended and restated in its entirety as follows:

   “The Rights Agreement may be amended from time to time by the Board, if the Rights Agent so consents, to cure any ambiguity or to correct any defective provision contained in the Rights Agreement. The Rights Agreement may also be amended by the Board, if the Rights Agent so consents in any manner (including to change the Purchase Price or to shorten or lengthen any time period such as the redemption period) at any time prior to such time as any person shall become an Acquiring Person and thereafter (a) in any manner which does not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person) and (b) until the Rights have become nonredeemable, to lengthen any time period relating to when the Rights may be redeemed.”

N.              Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except to the extent specifically amended hereby, the

Rights Agreement and all related documents as amended hereby shall remain in full force and effect.

O.              Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

P.               Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall be for all purposes deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as an instrument under seal and attested, all as of the day and year first above written.

WESTMORELAND COAL COMPANY	BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., as Rights Agent

/s/ Jennifer S. Grafton	/s/ John P. Dunn
Name: Jennifer S. Grafton Title: General Counsel and Secretary	Name: John P. Dunn Title: VP and Officer

[Signature Page to Amendment to Rights Agreement]